EXHIBIT 99.1

                  HINTO ENERGY ANNOUNCES RECORD OIL PRODUCTION

DENVER, CO, NOVEMBER 5, 2014. HINTO ENERGY, INC. (OTCQB: HENI) is engaged in the exploration, acquisition, and development of oil and gas properties, with current producing properties in Utah and Montana, today announced that the Company achieved its highest monthly oil production in its operating history during the month of October.

Hinto has continued to increase oil production over the last several months, as a result of the Company's field development activities and acquisition efforts. The Company's net oil production for October 2014 increased 758% compared to October 2013, with a 665% increase for the 10 month period ended October 2014 compared to the same period in 2013.

"We continue to look for ways to increase production from our existing assets, while also adding production through strategic acquisitions," stated George Harris, Chief Executive Officer of the Company. "The incremental increases in production we've seen at our Mason Lake Field in Montana and Cisco Fields in Utah are the result of enhanced recovery techniques being applied to older producing wells. We expect to continue to see improving results as we approach 2015, with the addition of the wells at Ragged Point, Montana and our Medina, Ohio assets. We believe the current turbulence in the oil marketplace is creating opportunities to acquire oil and gas properties on terms more favorable than have recently been available."

Hinto Energy, Inc. is involved in the acquisition, production, development and exploration of Oil and Natural Gas properties in the Rocky Mountain Basins. The Company is actively seeking to acquire producing oil and natural gas properties that offer long term production opportunities and proven oil and natural gas reserves. The Company employs state-of-the-art technology for reservoir characterization, to discover by-passed reserves, and to evaluate unexploited resources utilizing modern horizontal drilling techniques. For more information visit www.hintoenergy.com.

NOTICE REGARDING FORWARD-LOOKING STATEMENTS

THIS PRESS RELEASE MAY CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. INVESTORS ARE CAUTIONED THAT SUCH FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, WHICH INCLUDE AMONG OTHERS, THE INHERENT UNCERTAINTIES ASSOCIATED WITH PETROLEUM EXPLORATION AND DEVELOPMENT STAGE EXPLORATION COMPANIES INCLUDING WITHOUT LIMITATION, OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

Contact Information:

Hinto Energy, Inc.                       Hanover Financial Services
Gary Herick, Vice President - Finance    Ronald J. Blekicki - President/CEO
5350 S. Roslyn Street                    (303) 494-3617
Greenwood Village, CO 80111              http://www.hanoverfinancialservices.com
(303) 647-4850
www.hintoenergy.com


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       5350 S. Roslyn Street, Suite 400, Greenwood Village, Colorado 80111
                     Tel: (303) 647-4842 Fax: (303) 848-8353
                               www.hintoenergy.com